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Exhibit 10.6

FORM OF
ENERGY PURCHASE AGREEMENT

        This Energy Purchase Agreement (this "Agreement") is made as of the                          day of                         , 2005 (the "Effective Date"), by and between AMERICAN DG ENERGY INC., a Delaware corporation ("Lessor") and                                                    , a ("Lessee"), with reference to the following facts:

        The parties desire to enter into this agreement to provide the Lease Terms and conditions upon which Lessor will lease to Lessee and Lessee will lease from Lessor equipment that will provide thermal and electrical energy to Lessee's facility described on Schedule A hereto (the "Premises").

        NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, Lessee and Lessor hereby agree as follows:

AGREEMENT

ARTICLE 1
Defined Terms

        Applicable Electric Rate means with respect to Electrical Energy, the rate per kilowatt hour and kilowatt that is             percent (            %) below the rate per kilowatt hour and kilowatt that the Lessee Electric Utility would have charged the Lessee during the applicable billing period, in the absence of Electrical Energy being provided by Lessor, under the Lessee Electric Utility tariff applicable to the customer class which the Lessee would have then qualified including the tariff charges for the transmission, delivery and energy/electric generation, stranded cost charge, system benefit charge, Taxes, or other charges applicable to that customer class.

        Applicable Thermal Rate means with respect to Thermal Energy, the rate per thermal unit that is             percent (            %) below the rate per thermal unit that the Lessee would have incurred during the applicable billing period to produce the same quantity of Thermal Energy supplied by Lessor during such period using natural gas supplied by the Lessee Natural Gas Utility at the Lessee Natural Gas Rate or the equivalent fuel oil supplied by the Lessee Oil Utility at the Lessee Oil Rate in the Lessee equipment installed on the date of this Agreement with an assumed Lessee boiler efficiency of 65%.

        Claims means all claims or actions, threatened or filed, and whether groundless, false or fraudulent, that directly or indirectly relate to the subject matter of an indemnity, and the resulting losses, damages, expenses, attorneys' fees and court costs, whether incurred by settlement or otherwise, and whether such claims or actions are threatened or filed prior to or after the termination of this Agreement.

        Designated Load means, with respect to Electrical Energy or Thermal Energy, as the case may be, the applicable quantity set forth on Schedule 1.

        Electrical Energy means the net electricity generated by the Equipment, as measured in kilowatt hours and kilowatts.

        Electrical Interconnection Point means the location where the Equipment connects to the existing electrical systems serving the Premises.

        Electric Meter has the meaning provided in Section 2.2.

        Equipment means the equipment described in Schedule 4.1 hereof for the production of Electrical Energy and Thermal Energy, which Lessor shall install, operate and maintain at the Premises in the Designated Area pursuant to the terms of this Agreement.

        Equipment Energy means both the Electrical Energy and the Thermal Energy produced by the Equipment.

        Equipment Rental Payment has the meaning provided in Section 2.4.

        Force Majeure means an event which is not within the reasonable control of a party or which by the exercise of its due diligence, it is unable to overcome or to obtain or cause to be obtained a commercially reasonable substitute therefore. Force Majeure includes, but is not limited to, any changes in Law which prohibit or frustrate a party from performing under this Agreement.

        Governmental Authorities means the United States, the State of New York, and any political subdivision thereof and any agency, department, commission, board, court or instrumentality thereof having appropriate jurisdiction.

        Hazardous Materials means oil or petroleum products, asbestos, polychlorinated biphenyls or any biologically or chemically active or other hazardous or toxic materials, substances or wastes whether in solid, liquid or gaseous state.

        HVAC Equipment means the heating, ventilating and air conditioning system for the Premises, including any and all related equipment and all HVAC steam, make-up water supply, condensate return, waste, potable water, and thermal fluid supply lines.

        HVAC Interconnection Point means the point(s) where the Equipment connects to the existing HVAC and domestic hot water system serving the Premises.

        Interconnection Facilities means all facilities necessary to connect the Equipment to (i) the systems of Lessee Utilities and (ii) the HVAC Equipment.

        Invoice Payments has the meaning provided in Section 2.5.

        Law means any law, statute, regulation, rule, decision, writ, order, decree or judgment, or any interpretation thereof, that is applicable to the parties, the Lessee Plant Facilities, the Lessee Utilities, the Equipment or this Agreement.

        Lease Term has the meaning set forth in Section 2.3 hereof.

        Lessee Electric Utility means                                     , or any successor thereto, providing electric service to the Premises.

        Lessee Natural Gas Utility means                                     , or any successor thereto, providing natural gas service to the Premises.

        Lessee Natural Gas Rate means the delivered cost per Btu of natural gas that the Lessee Natural Gas Utility charged the Lessee during the billing period preceding the applicable billing period.

        Lessee Oil Utility means the Lessee oil supplier, or any successor thereto, providing fuel oil service to the Premises.

        Lessee Oil Rate means the equivalent delivered cost per Btu of fuel oil that the Lessee Oil Utility charged the Lessee during the billing period preceding the applicable billing period.

        Lessee Plant Facilities means the existing HVAC Equipment serving the Premises, the existing electrical system serving the Premises, and the other existing utility systems serving the Premises.

        Lessee Utility means Lessee Electric Utility, Lessee Natural Gas Utility, or other companies providing tariffed or regulated utility services to the Premises as of the Effective Date and any successor(s) thereto.

        Stipulated Termination Charge has the meaning provided on Schedule 6.1.

        Stipulated Rate means a rate per annum equal to 2.5% over the prime lending rate as from time to time may be published in the Wall Street Journal under "Money Rates," compounded semiannually; provided that the Stipulated Rate charged and collected shall never exceed in the aggregate, taking into account all payments constituting interest under Law, the maximum rate permitted by applicable law.

        Taxes mean any and all governmental or quasi-governmental taxes, assessments, levies, duties, fees, charges or withholdings of any kind or nature whatsoever and howsoever described, including but not limited to income, gross receipts, franchise, sales, use, excise, property, capital, value added, stamp, transfer, intangible, generation, privilege, utility, BTU, gathering, energy, consumption, lease, permit, license, filing, custom and/or recording tax, together with any and all penalties, fines, additions or interest thereon.

        Thermal Energy means the thermal energy produced by the Equipment as measured in British Thermal Units.

        Thermal Meter has the meaning provided in Section 2.2 hereof.

ARTICLE 2
Purchase and Sale of Energy

        2.1    Agreement to Lease Equipment.    Effective as of the Effective Date and during the Lease Term hereof, Lessor hereby leases to Lessee, and Lessee and Lessee hereby agrees to accept and leases from Lessor, the Equipment for the provision of Electrical Energy and Thermal Energy. Lessee shall retain during the Lease Term possession and control over the Equipment, subject to the Lease Terms of this Agreement. Lessee shall accept and lease the Equipment for the provision of Electrical Energy and Thermal Energy delivered by the Equipment prior to accepting any electrical energy or thermal energy from any other source and shall accept such electrical energy and thermal energy only to the extent that the capacity of the Equipment does not supply electric energy or thermal energy to meet Lessee's requirements. It is understood, however, that the Equipment is intended to supply less than all of the Electrical Energy and Thermal Energy required at the Premises.

        2.2    Metering of Equipment Energy.    To determine the Equipment Rental Payments, actual amount of Electrical Energy, kilowatt hours and kilowatts, derived by Lessee through the actual use of the Equipment shall be measured and recorded by a meter at the Electrical Interconnection Point (the "Electric Meter"). The actual amount of Thermal Energy delivered to Lessee shall be measured and recorded by a meter at the HVAC Interconnection Point (the "Thermal Meter"). On occasion, Lessor shall be permitted to use estimated readings for the Electric Meter and Thermal Meter, but the estimates must be justified to match actual usage in a timely manner by Lessor. The Electric Meter and Thermal Meter shall be installed, operated and maintained by Lessor, at its sole cost and expense, and each shall be of a quality and type that is customarily used by electric utilities or providers of thermal energy, as the case may be. Lessor shall cause each such Meter to be tested periodically. If either Meter is found to be inaccurate, Lessor shall promptly provide Lessee with corrected invoices for the period since the prior test, based on other meters, past usage, or other applicable correction factors, and will provide Lessee with reasonable supporting documentation.

        2.3    Term of Agreement.    Unless sooner terminated in accordance with the applicable provisions of this Agreement, the Lease Term of this Agreement (the "Lease Term") shall be the period of fifteen (15) years, commencing on the Effective Date of this Agreement and ending on the fifteenth (15th)

anniversary thereof. Upon expiration of the Lease Term, this Agreement may be extended for two additional five (5) year period upon the mutual agreement of the parties.

        2.4    Invoicing and Payment.    Lessor shall render to Lessee an invoice for each monthly billing period (on a calendar month basis) during the Term of this Agreement setting forth the rent due Lessor for the lease of the Equipment (the "Equipment Rental Payment", which shall be (i) based on the actual amounts of Electrical Energy and Thermal Energy delivered to Lessee during the prior billing period, as determined under Section 2.2. hereof, and (ii) calculated as shown on Schedule 2.4 hereto. Lessee will remit full payment with each invoice to Lessor within ten (10) calendar days following the date of the applicable invoice. Amounts invoiced that are not paid by the date due shall accrue interest at the Stipulated Rate from (and including) the date due to (but excluding) the date on which payment is received by Lessor, and the failure of Lessee to pay any amount invoiced within ten (10) Business Days after the date due shall constitute a breach by Lessee of this Agreement. If Lessee in good faith disputes an invoice, Lessee shall provide Lessor with a written explanation specifying in detail the basis for the dispute, and Lessee shall pay the entire invoice including the amount in dispute no later than the due date therefor. All disputes shall be resolved as provided in Section 9.7 hereof. If any amount disputed by Lessee is determined not to be owed to Lessor, it shall be paid to Lessor within five (5) days of such determination, along with the interest accrued at the Stipulated Rate from the original due date until the date paid.

        2.5    Lessee Utility Information.    Lessee shall provide Lessor with copies of the invoices Lessee receives from the Lessee Electric Utility, the Lessee Natural Gas Utility and the Lessee Oil Utility, each month and, upon request by Lessor, copies of invoices that Lessee receives from any other Lessee Utility, for which Lessee shall pay the Lessee Electric Utility, the Lessee Natural Gas Utility and the Lessee Oil Utility at the Lessee Electric Utility tariff, the Lessee Oil Rate and the Lessee Natural Gas Rate, respectfully (the "Invoice Payments"). If Lessee fails to provide Lessor with copies of the invoices Lessee receives from the Lessee Electric Utility, the Lessee Natural Gas Utility and the Lessee Oil Utility, each month, when determining energy rate pricing for the Equipment Rental Payment, the Lessor may use estimates calculated to the best of its ability by Lessor.

        2.6    Limitation on Lessor's Responsibility.    In no event shall Lessor incur any liability to Lessee for the Equipment's failure or inability to provide Electrical Energy or Thermal Energy to Lessee, it being understood that Lessee's sole and exclusive remedy for any such failure shall be the right to terminate this Agreement in the manner and to the extent permitted by Section 6.1 hereof.

        2.7    Reductions in Designated Load.    When the Equipment is in operation Lessor will adjust the output of Equipment from time-to-time as Lessee's actual requirements for Electrical Energy and Thermal Energy vary with time of day, climatic conditions, or season. Lessee agrees to not reduce its average or peak requirements for Equipment Energy through self-generation, conservation, or other changes to the Lessee Plant Facilities or the Premises or to Lessee's use of or demand for Equipment Energy if such changes would reduce Lessee's requirements to a level below the Designated Load.

        2.8    Rebates and Other Benefits.    Lessee acknowledges and agrees that any demand-side management, peak sharing, conservation, or other similar rebates, credits, allowances, or other benefits from any Lessee Utility, governmental authority, equipment manufacturer, or other person or entity received by or available to either party as a consequence of the installation or operation of the Equipment or of the supply of Equipment Energy to Lessee shall, to the extent consistent with the terms of this Agreement, be for the benefit of Lessor. Lessee shall cooperate with and assist Lessor in applying for and obtaining such benefits, and shall assign or pay to Lessor any such rights or amounts received in connection therewith.

        2.9    Adjustment of Applicable Rates.    If Lessee's cost of natural gas required to fuel the Equipment increases, the percentage discounts used to calculate the Applicable Electric Rate and Applicable Thermal Rate will be adjusted as calculated in Schedule 2.6.

ARTICLE 3
Lease of Designated Area

        3.1    Lease of Designated Area.    In consideration for Lessor's agreement to install and maintain the Equipment, Lessee hereby leases to Lessor, at no cost to Lessor, the location on the Premises identified and described on Schedule 3.1 hereto (the "Designated Area"). Lessor shall place the Equipment in the Designated Area and shall use and occupy the Designated Area for the purpose of installing and maintaining the Equipment in order to supply Equipment Energy as provided in this Agreement, along with such other ancillary activities as may be reasonably related thereto. The parties may, by mutual agreement, change the Designated Area pursuant to a written agreement providing for the amendment and restatement of Schedule 3.1. The term of this Lease shall be equal to the Lease Term.

        3.2    Appurtenant Rights.    Lessor shall have, as an appurtenant right to its occupancy and use of the Designated Area, the right to enter upon and to access such portions of the Premises (including the common areas thereof) and such utility lines, gas lines, ductwork, electrical lines, metering equipment and the like as is reasonably necessary for the construction, reconstruction, replacement, installation, maintenance, care, repair and operation of the Equipment and to carry out activities thereon. Lessor shall exercise its access rights granted herein in such a manner so as not to materially interfere with the operations of the Premises, including the operations of other tenants of Lessee. Any ductwork, utility lines and other facilities installed by Lessor shall be installed to the extent practicable in areas of the Premises controlled by Lessee and in such manner so as not to materially interfere with the tenant improvements installed by other tenants of the Premises. It is understood that all existing Lessee Plant Facilities are, and shall remain, the property of Lessee. If such access or installation activities cause material damage to the Lessee Plant Facilities or the Premises, Lessor shall, at its own expense, promptly make repairs and restore the Lessee Plant Facilities or the Premises to substantially their condition prior to such damage.

        3.3    Lessor Property.    The Equipment and all alterations, additions, improvements or installations made thereto by Lessor and all Lessor property used in connection with the installation, operation and maintenance of the Equipment is, and shall remain, the personal property of Lessor ("Lessor Property"). In no event shall any Lessor Property be deemed to be a fixture, nor shall Lessee, nor anyone claiming by, through, or under Lessee (including but not limited to any present or future mortgagee of the Premises or the Designated Area) have any rights in or to the Lessor Property at any time. Lessee acknowledges and agrees that Lessor may be required to grant or cause to be granted to its lender a security interest in Lessor Property in connection with a lease or debt financing of the Lessor Property, and Lessee expressly disclaims and waives any rights it may have in the Lessor Property, at any time and from time to time, pursuant to this Agreement, at law or in equity. Lessee agrees to cooperate with Lessor's financing efforts, and to provide to Lessor's lenders such consents to collateral assignment of this Agreement, estoppel certificates, and other documents as Lessor reasonably may request.

        3.4    Lessee's Access.    Lessee shall have the right to enter the Designated Area at all reasonable times for the purposes of inspection, repair and maintenance, provided that: (i) Lessor is given written notice of such entry not less than 48 hours in advance; (ii) Lessor or any agent or employee of Lessor designated thereby shall be permitted to be present during such entry; and (iii) Lessee shall indemnify, hold harmless, and agree to defend with counsel reasonably acceptable to Lessor, Lessor from and against any and all loss, cost, Claim, damage, or expense, caused directly or indirectly, in whole or in part, by such entry, including but not limited to damage to the Equipment, the Designated Area, or any other property or person. The provisions of this Section 3.4 shall survive the expiration or earlier termination of this Agreement.

        3.5    Non-Disturbance.    Lessee shall use its best efforts to obtain from any lender or mortgagee of the Premises a written undertaking in favor of Lessor to the effect that such lender or mortgagee will not disturb Lessor's right of possession of the Designated Area if Lessor is not then or thereafter in breach of this Agreement, and in no case shall such lender interfere with Lessor's right to possession and/or ownership of the Equipment.

        3.6    Emergencies.    Either party may take such action as reasonably may be required to respond to emergencies respecting the Equipment, Lessee Plant Facilities, and the Interconnection Facilities, and to prevent loss of life or property damage. Each party promptly shall notify the other of any such emergency or action.

ARTICLE 4
Installation and Operation of Equipment

        4.1    Installation, Repair and Permits.    Lessor shall, at its sole cost and expense, design, and install the Equipment in the Designated Area, substantially in compliance with the specifications set forth on Schedule 4.1. Lessor, at its sole cost and expense, shall operate, maintain and repair the Equipment in a commercially reliable manner and in accordance with prevailing industry standards. Lessor shall obtain, at Lessor's sole cost, any permits or regulatory approvals required for the installation and operation of the Equipment and the installation and operation of the Equipment shall be in compliance with all Laws; provided that Lessee shall cooperate with Lessor in obtaining any such permits or approvals that are required to be held by Lessee. Lessee shall be responsible for all cost and expense related to the proper removal of existing asbestos or any other banned material including any related testing and evaluations.

ARTICLE 5
Maintenance and Repair of Facilities

        5.1    Maintenance of Premises.    Lessee agrees to keep in good order, condition, and repair the structural components and the roof of the Premises, the common utility and systems, the common hallways, entrances, restrooms and elevators, the paved surface of the parking areas serving the Premises and the sprinkler system of the Premises (including within the Designated Area). If Lessee fails to make such repairs, Lessor may make such repairs as required to permit Lessor to fulfill its obligations hereunder or to prevent damage to the Equipment. Lessee shall not be liable for any failure to make such repairs unless Lessor has given notice to Lessee of the need to make such repairs and Lessee has failed to make such repairs within a reasonable time, not to exceed thirty (30) days, thereafter.

        5.2    Maintenance of Utility Connections and Equipment.

        (a)   Lessee shall at all times during the Term maintain the Lessee Plant Facilities in good condition and repair so as to be able to safely receive and utilize the Electrical Energy and Thermal Energy delivered to the Lessee from the Equipment and to receive and utilize electrical energy and or thermal energy from the Lessee Utilities. Lessee shall maintain in good working order and available at all times on an immediate demand basis, its hookup to and its service contract with, the relevant Lessee Utilities, or any successors thereto, so that during periods when the Equipment is not in operation, for any reason, Lessee can immediately obtain its full requirements for electrical energy and thermal energy from such Lessee Utilities.

        (b)   Lessor may make repairs, conduct inspections, or perform routine or extraordinary maintenance, or make upgrades or other modifications to the Equipment or the Interconnection Facilities, at any time during the Term.

        5.3    Connection and Services to Equipment.    Lessee shall cooperate with Lessor in obtaining from any the Lessee Utility such separate and metered connections for water supply, sewer, natural gas, electric or other services as Lessor may determine necessary for the installation of the Equipment. The cost of such connections, including any hook-up fees assessed by a Lessee Utility shall be paid for by Lessor. Lessee shall provide to Lessor, without cost to Lessor, such water supply and sewer services as may be required for the installation or operation of the Equipment. Lessee shall provide to Lessor full telephony capability to the Equipment approved by Lessor in order for the Lessor to remotely monitor and control Equipment. Lessee shall pay for all natural gas used by the Equipment (Lessee Natural Gas Operating Costs) under either a direct billing arrangement between Lessee and the Lessee Natural Gas Utility, or such other arrangement as Lessor and Lessee may mutually agree upon. Lessee shall also pay for all electricity used by the Equipment (Lessee Electricity Operating Cost) under either a direct billing arrangement between Lessee and the Lessee Electric Utility, or such other arrangement as Lessor and Lessee may mutually agree upon. The Lessee Natural Gas Operating Costs and Lessee Electricity Operating Cost shall be calculated after applying all related rebates, credits and incentives that occur during the term of the Agreement. The Lessee Natural Gas Operating Costs plus the Lessee Electricity Operating Costs equals the Lessee Utility Operating Costs.

        5.4    Interference with Lessor's Operations.    Lessee reserves the use of the land, walls and roof of the Premises, together with the right to install, maintain, use, repair and replace pipes, ducts, conduits, wires and structural elements leading through the Premises in locations which will not materially interfere with Lessor's use of the Premises, or if such action would cause material interference with the Lessor's use of the Premises, Lessee shall conduct such installation, maintenance, repair or replacement only after at least forty-eight (48) hours advance notice to Lessor and at a time that minimizes such interference, outside of normal business hours, if reasonably practical (except in the event of an emergency, in which case Lessee shall be entitled to make such repairs immediately). Notwithstanding any preclusion of the full operation of the Equipment that may be caused by any such interference, Lessee shall remain obligated to pay Lessor a stipulated price per hour of such interference equal to fifty percent 50% of average the invoiced cost of Equipment Energy for the equivalent hours over most recently ended preceding two-month period, except where such interference is due to Force Majeure. The remedies set forth in this Section 5.4 shall be Lessor's sole remedies as a result of any such interference, provided that the continuation of any such interference for a period in excess of thirty (30) days shall be a breach of this Agreement entitling Lessor to receive the applicable Stipulated Termination Charge pursuant to Section 6.1 hereof in the event that Lessor elects to terminate this Agreement.

        5.5    Environmental Compliance.    Notwithstanding anything above to the contrary, Lessee shall be responsible for the removal in accordance with all applicable Laws of all Hazardous Materials released or threatened to be released in, on, under or about or emanating from the Premises, known or unknown, as of the date of this Agreement or hereafter coming to be released or threatened to be released on, under or about or to emanate from the Premises from the act or omission of Lessee, other tenants and/or other persons. In the event of any current or future release or threat of release of Hazardous Materials upon adjacent lands (if caused or permitted by Lessee or its agents or its representatives or persons claiming under Lessee) or upon the Building (if caused by any party other than Lessor or its agents or representatives), Lessee shall promptly remedy the problem in accordance with all applicable Laws and requirements. Furthermore, Lessee shall indemnify, defend and hold Lessor harmless from and against all loss, cost, liability and damage, including without limitation reasonable attorneys' fees and litigation costs, arising from the past, current or future release or threat of release of Hazardous Materials to the extent caused or permitted by Lessee or its agents or representatives or other tenants or other persons. The indemnity obligation set forth in this Section 5.5 shall survive the expiration or earlier termination of this Agreement.

ARTICLE 6
Termination; Limitation of Liability

        6.1    Termination.

        (a)   Lessor may suspend or terminate this Agreement at any time and for any reason. If Lessor terminates this Agreement when Lessee is in breach of its obligations hereunder or upon any bankruptcy or insolvency proceeding with respect to Lessee, then Lessee shall pay to Lessor the applicable Stipulated Termination Charge set forth on Schedule 6.1. This Agreement shall terminate upon the delivery of such notice and neither party shall have any further liability to the other party hereunder, except for any provisions contained herein that are intended to survive the expiration or earlier termination of this Agreement. Within a reasonable period of time after termination, Lessor shall either leave in place or remove the Equipment from the Designated Area, at Lessor's sole decision, and Lessee shall continue to provide Lessor access to the Designated Area and the Premises for these purposes.

Lessee may terminate this Agreement at any time on 60 days' prior written notice, provided that Lessee shall pay to Lessor the applicable Stipulated Termination Charge set forth on Schedule 6.1. Within a reasonable period of time after termination, Lessor shall either leave in place or remove the Equipment from the Designated Area, at Lessor's sole decision, and Lessee shall continue to provide Lessor access to the Designated Area and the Premises for these purposes.

        (b)   The parties acknowledge and agree that because of the unique nature of the arrangement between Lessee and Lessor it would impracticable or difficult to fix the actual damage to Lessor arising out of termination of this Agreement under the provisions of Section 6.1. Therefore, the parties agree that any sums payable under Section 6.1 are in the nature of liquidated damages, and not a penalty and are fair and reasonable and represent a reasonable estimate of the fair compensation to Lessor for losses that may be reasonably anticipated from such termination.

        6.2    Limitation of Liability.    Except for the Stipulated Termination Charge payable under Section 6.1 (a), in no event, whether as a result of breach of contract, breach of warranty, tort liability (including negligence or strict liability), strict liability, or otherwise, and whether arising under any of the terms of this Agreement or otherwise, shall Lessee be liable to Lessor, or Lessor be liable to Lessee for any special, indirect, incidental, exemplary, punitive, economic or consequential damages whatsoever including, but not limited to, loss of profits or revenue, loss of use of equipment, cost of capital, cost of temporary equipment, overtime, business interruption, spoilage of goods, claims of customers or tenants of Lessee or other economic harm. Without limiting the foregoing, Lessor shall not be responsible for any increased utility costs suffered by Lessee or Lessee's tenants on account of any breach or termination of the Agreement by Lessor.

ARTICLE 7
Insurance; Indemnification; Takings

        7.1    Insurance Coverage.    Throughout the Lease Term, Lessor shall maintain, at its sole cost and expense:

        (a)   Commercial general liability insurance against the risks of personal injury and property damage occurring on, in or about the Premises, or arising from Lessor's ownership, installation, use or maintenance of the Equipment, in an amount of not less than $1,000,000 per occurrence, $2,000,000 annual aggregate including broad form property damage. Excess liability coverage shall be provided on a form following basis, with a limit not less than $3,000,000.

        (b)   Worker's Compensation Insurance to provide statutory workers compensation benefits, as required by the laws of the states in which the Premises and Lessor's employees are located and

Employers' Liability Insurance on an "occurrence" basis with a limit of not less than $500,000 for each employee.

        (c)   Prior to the Commencement Date, installation risk insurance in an amount equal to 100% of the projected completed value of the work associated with the installation of the Equipment with "increased cost of construction" endorsement. Such insurance shall be on an all-risk policy form and shall insure against the perils of fire and extended coverage and physical loss or damage.

        (d)   After the Commencement Date, insurance covering loss or damage to the Equipment in an amount not less than the amount of insurance that is generally carried by the owners of comparable equipment in the region in which the Premises are located, providing protection against all perils included within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage, and special extended coverage.

        7.2    Lessee's Insurance.    Lessee agrees, at its own expense, to procure and maintain at all times during the Lease Term, a policy or policies of (a) insurance covering loss or damage to the Premises in an amount not less than the amount of insurance that is generally carried by the owners of comparable buildings in the vicinity of the Premises, providing protection against all perils included within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage, and special extended coverage, and (b) commercial general liability in form and amounts reasonably satisfactory to Lessor.

        7.3    Insurance Policies.    All insurance policies required under this Article 7 shall be issued by insurers of recognized responsibility which are licensed to do business in the state in which the Premises is located. Each party's policy of commercial general liability insurance shall name the other party as an additional insured and shall contain an agreement by the insurer that such policy shall not be terminated or canceled without at least thirty (30) days' prior written notice to such additional insured; provided such notice shall be ten (10) days in the case of a failure to pay premiums.

        7.4    Waiver of Subrogation.    Each party releases and waives on behalf of itself and on behalf of such party's insurers, any and all claims and any rights of subrogation of any such insurer against the other party, its employees and agents for loss sustained from any peril to property required to be insured against herein, whether or not such insurance is actually in force, or from any peril to property actually insured against, though not required to be under this Agreement. The policies of the respective parties shall contain an express waiver of subrogation to this effect.

        7.5    Mutual Indemnification.

        (a)   To the extent permitted by law, Lessor, on behalf of itself, its successors and assigns, shall save, indemnify and hold Lessee harmless from and against any and all Claims for personal injury to or death of and for loss or damage to any property resulting from the performance of this Agreement and to the extent caused by (i) the gross negligence or willful misconduct of Lessor, its agents, employees or subcontractors in carrying out its obligations hereunder or (ii) the breach by Lessor of any covenant contained herein.

        (b)   To the extent permitted by law, Lessee, on behalf of itself, its successors and assigns, shall save, indemnify and hold Lessor harmless from and against any and all Claims for personal injury to or death of and for loss or damage to any property resulting from the performance of this Agreement and to the extent caused by (i) the gross negligence or willful misconduct of Lessee, its agents, employees or subcontractors in carrying out its obligations hereunder or (ii) the breach by Lessee of any covenant contained herein. In addition, Lessee hereby indemnifies Lessor and holds it harmless from and against all Claims arising out of any dispute between Lessee and any of its tenants regarding the Equipment Energy to be supplied hereunder or Lessee's obligations under its lease with any tenant regarding the supply or charges for electrical energy or thermal energy, or the amounts paid by Lessor to Lessee under this Agreement.

        (c)   The indemnity obligations set forth in this Section 7.5 shall survive the expiration or earlier termination of this Agreement.

        7.6    Eminent Domain.    If the Premises, or a portion thereof, is taken by condemnation or the right of eminent domain, or by agreement between Lessee and those authorized to exercise such right, then any award made in respect thereof shall belong to and be paid to Lessee, and Lessor hereby assigns to Lessee all of its right, title and interest in any such award; provided, however, that Lessor shall be entitled to receive any portion of the award that is made to Lessee (i) for the taking of personal property, inventory or trade fixtures belonging to Lessor, including the Equipment (ii) for the interruption of Lessor's business, goodwill or its moving costs, or (iii) for the value of any leasehold improvements installed thereon and paid for by Lessor, including the Equipment.

ARTICLE 8
Representations, Warranties and Covenants

        8.1    General Representations and Warranties of Lessor and Lessee.    Lessee and Lessor each hereby represent and warrant to the other that the following statements are true and correct as of the date hereof: (a) it is duly organized, validly existing and in good standing under the laws and jurisdiction of its formation and is qualified to conduct its business in those jurisdictions necessary to its performance under this Agreement; (b) the execution, delivery and performance of this Agreement are within its powers, have been duly authorized by all necessary action and do not violate any of the terms or conditions of its governing documents or any contract to which it is a party or any Law applicable to it; (c) this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, subject to Laws affecting creditor's rights generally, and with regard to equitable remedies, subject to the discretion of the court before which proceedings to obtain the same may be pending; (d) there are no bankruptcy, insolvency, reorganization, receivership or other similar proceedings pending or being contemplated by it, or to its knowledge threatened against it; (e) to the best of its knowledge, there are no suits, proceedings, judgments, rulings or orders by or before any court or any governmental authority that could materially adversely affect its ability to perform under this Agreement; and (f) it has sufficient knowledge and experience in business matters that enable it to evaluate the merits and risks of entering into this Agreement.

        8.2    Representations and Warranties of Lessee.    Lessee further represents and warrants that (a) Lessee shall not re-sell any Equipment Energy to any third party, provided, however, Equipment Energy may be provided to tenants and other occupants of the Premises by Lessee and payment for such Equipment Energy may be included in the lease payments from such tenants to Lessee, and (b) that Lessor shall be the exclusive provider of distributed generation services to the Premises during the term of this Agreement, whether such generation facilities are owned by Lessee or any other party and whether they are located on the Premises or elsewhere.

        8.3    Disclaimer; Limitation on Representations.    Except as otherwise provided in this Agreement, the provisions of the Uniform Commercial Code ("UCC") of the State of New York shall be deemed to apply to this Agreement, and Electric Energy and Thermal Energy sold and purchased hereunder shall be deemed to be "goods" for purposes of the UCC. EXCEPT AS EXPRESSLY SET FORTH HEREIN, LESSOR MAKES NO OTHER REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE EQUIPMENT, ITS PERFORMANCE OR AS TO THE AVAILABILITY, RELIABILITY OR QUALITY OF THE EQUIPMENT ENERGY.

        8.4    Lessee Covenants.    Lessee agrees that title to each item of Equipment shall remain with Lessor at all times and Lessee shall have no right, title or interest therein except as expressly set forth in the Agreement. Lessee agrees that it will keep the Equipment free and clear from all claims, liens and encumbrances (except in favor of Lessor) arising by, under or through it and will not assign, sublet, or grant a security interest in the Equipment or in the Agreement without Lessor's prior written consent. As additional security for the performance of Lessee's obligations hereunder and under the Agreement, Lessee hereby grants to Lessor a first priority security interest in Lessee's interest in the Equipment and any proceeds thereof. Lessee irrevocably appoints Lessor its attorney-in-fact to execute such instruments as Lessor shall deem necessary or expedient to perfect or protect such security interest. Lessee shall notify Lessor in writing, with full particulars, within 10 days after it learns of the attachment of any lien to any Equipment in violation of this Section 8.4 and of the Equipment's location.

ARTICLE 9
Miscellaneous Provisions

        9.1    Notices.    Any notice, statement, certificate, request or demand required or permitted to be given or delivered under this Agreement shall be in writing, and sent by either (i) registered or certified mail, postage prepaid, return receipt requested, or (ii) nationally recognized overnight courier service (such as Federal Express), in either case addressed, as the case may be, to the intended recipient at the address set forth beneath its signature to this Agreement, (or to such other addresses as Lessee or Lessor shall designate in the manner herein provided). Should Lessee designate a managing agent and provide notice thereof to Lessor, such managing agent shall be authorized and designated to sign, give or deliver to Lessor and receive from Lessor, any notice under this Agreement. Any such notice, statement, certificate, request or demand shall, in the case of registered or certified mailing, be deemed to have been given on the date mailed as aforesaid in any post office or branch post office regularly maintained by the United States Government, and in the case of delivery by nationally recognized overnight courier service, shall be deemed to have been given upon the date of delivery to an authorized agent of such courier service, except in each case for notice of change of address or revocation of a prior notice, which shall only be effective upon receipt.

        9.2    Survival of Obligations.    Any sums due from either party that by the Lease Terms herein would be payable, or are incapable of calculation until, after the expiration or earlier termination of this Agreement shall survive and remain a continuing obligation until paid. Any obligations of either party that by the Lease Terms hereof are to be performed after the expiration or earlier termination of this Agreement shall survive and remain a continuing obligation until performed.

        9.3    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same agreement.

        9.4    Assignment.    This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns. Lessee may sell, exchange or otherwise transfer or assign this Agreement to any party succeeding to Lessee's interests in the Premises, provided that (a) such successor agrees in writing to assume Lessee's obligations under this Agreement through the end of the Lease Term, (b) such successor's financial condition is sufficient to enable it to perform Lessee's obligations hereunder, and (c) Lessee pays all sums owed to Lessor through the date of such assignment. Lessor may at any time, sell, exchange or otherwise transfer or assign its interests in the Equipment and this Agreement, provided that such successor (a) assumes in writing Lessor's obligations under this Agreement and (b) has the technical experience and financial resources to fulfill Lessor's obligations hereunder.

        9.5    Governing Law; Successors and Assigns.    This Agreement, and any dispute concerning this Agreement, shall be governed by the laws of the state in which the Premises is located, without regard to that state's choice of law provisions, and any dispute concerning an interpretation of any portion of the Agreement or the conduct of the parties hereunder shall be brought in the state where the

Premises is located. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except as expressly provided otherwise.

        9.6    Complete Agreement; Waiver.    This Agreement contains and embraces the entire agreement between the parties with respect to the matters contained herein. Neither this Agreement nor any part hereof may be changed, altered, modified, limited, terminated, or extended orally unless by an agreement in writing signed by the parties hereto.

        9.7    Negotiation of Disputes; Arbitration.    If a dispute arises under this Agreement, the parties shall first promptly attempt in good faith to resolve the dispute by negotiation. If such negotiations are unsuccessful, any disputes or claims between the parties arising out of or relating to this Agreement, or the breach hereof, not settled by negotiation, shall be settled by arbitration conducted in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA") in effect at that time, at a location specified by Lessor in the state where the Premises is located. A single arbitrator shall decide all disputes. The arbitrator shall not have been previously employed by either party, shall have knowledge and experience in the competitive electricity sales industry, and shall not have a direct or indirect interest in either party or the subject matter of the arbitration. Such arbitrator shall be designated as mutually agreed by the parties within twenty (20) business days after either party requests in a writing sent to the other party that a dispute or claim be arbitrated. If the parties fail to select an arbitrator, the arbitrator shall be selected under the expedited rules of the AAA. The arbitrator shall issue a scheduling order that shall not be modified except by the mutual agreement of the parties. The arbitrator shall render a decision no later than sixty (60) days after his selection, and the arbitrator shall state in writing the factual and legal basis for the award. Any award rendered by the arbitrator shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. The arbitrator may award the prevailing party its costs, including attorney's fees, incurred as a result of the dispute.

        9.8    Severability.    If any term or provision of this Agreement or the application thereof to any person or circumstance is, to any extent, invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

        9.9    No Joint Venture, etc.    Nothing contained herein shall be deemed or construed by the parties hereto nor by any third party as creating a relationship of principal and agent or of partnership or of joint venture between the parties hereto.

        [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

Lessor:	Lessee:
American DG Energy INC., a Delaware corporation
By:	By:

Name:	Name:

Title:	Title:

Address for notices:	Address for notices:
American DG Energy Inc.
45 First Avenue, Waltham, MA 02451
Attention:

Attention:

SCHEDULE A
DESCRIPTION OF PREMISES

Building & Installation

Natural Gas Account #'s:

Electricity Account #'s:

SCHEDULE 1
DESIGNATED LOAD

        Up to                         (            ) Tecogen Cogeneration Modules (Equipment) rated up to 75kW and 490,000 Btu/hr each.

SCHEDULE 2.4
CALCULATION OF CHARGES

        The monthly Equipment Rental Payment to be made by Lessee to Lessor in consideration for the lease of the Equipment shall be calculated as follows:

ERP = [EE1 * ARE1] + [EE2 * ARE2] + [TE * ART] / 0.65-LUOC

where:
	ERP	=	Monthly Equipment Rental Payment, in $
	EE1	=	Electrical Energy for such month, in kWh, as measured by the Electric Meter at the Electrical Interconnection Point.
	ARE1	=	Applicable Electrical Rate, in $/kWh
	EE2	=	Electrical Energy for such month, in kW, as measured by the Electric Meter at the Electrical Interconnection Point.
	ARE2	=	Applicable Electrical Rate, in $/kW
	TE	=	Thermal Energy for such month, in BTUs, as measured by the Thermal Meter at the HVAC Interconnection Point.
	ART	=	Applicable Thermal Rate, in $/BTU
	LUOC	=	Lessee Utility Operating Costs for such month as defined in Article 5.3

SCHEDULE 2.6
ADJUSTMENT OF APPLICABLE RATES

        The percentage discount used to calculate the Applicable Electric Rate and Applicable Thermal Rate shall be adjusted on a monthly basis when Lessor's cost of natural gas required to fuel the equipment rises above $1.00 per therm. For every $0.10 per therm increase in Lessor's cost of natural gas required to fuel the equipment above $1.00 per therm, the percentage discount will be reduced by 2%. The new percentage discount will never fall below 0%.

        The percentage discount adjustment calculation is the following:

  PD = YP-[GP-1.00] * 0.2

  PD = New Percentage Discount
  YP = Your Percentage Discount Rate
  GP = Lessor's higher price for natural gas in $/therm above $1.00 (rounded to the nearest tenth of a point)

SCHEDULE 3.1
DESIGNATED AREA

Per installation drawings

SCHEDULE 4.1
EQUIPMENT SPECIFICATIONS

Cogeneration Units

        The Tecogen Cogeneration Modules each provide 75kW of generation and contain a natural gas reciprocating engine, generator, control panel with power and electronic controls, emission controls and heat recovery. Modules are enclosed in a weather-tight outdoor enclosure.

Engine:

        The TecoDrive 7400 engine is a GM automotive derivative 454 CID naturally aspirated natural gas engine, first introduced in 1984 and used extensively in Tecogen's cogeneration units, engine driven chillers and refrigeration packages.

Efficiency:	91.6% @ LHV of 905 BTU/scf
81.31% @ HHV of 1020 BTU/scf
Fuel consumption:	900 SCFH

Generator:

        The generator is induction type, designed to run in parallel with the utility grid. Independent operation separated from the grid is not possible.

Heat Output:

        Heat is recovered from the engine jacket, oil cooler and exhaust, with a total heat availability of 490,000 BTU/Hr at full load conditions.

Interconnection:

        Tecogen modules has been certified by Intertek Testing Services (ITS) ETL Semko to be in conformance with the IEEE P1547/D07—Draft Standard for Interconnecting Distributed Resources with Electric Power Systems.

SCHEDULE 6.1
STIPULATED TERMINATION CHARGE

        In the event of a termination of this Agreement pursuant to Section 6.1 or 6.2 for which a Stipulated Termination Charge is payable, Lessee shall pay to Lessor an early termination payment amount equal to (x) $250,000, multiplied by, (y) the percentage shown below corresponding to the year in which the early termination occurs (the "Stipulated Termination Charge"), multiplied by, (z) the number of Equipment installed:

Year 1	[100]%
Year 2	[90]%
Year 3	[80]%
Year 4	[70]%
Year 5	[60]%
Years 6-11	[50]%
Years 12-16	[40]%
Years 17-21	[30]%
Years 22-25	[20]%

        The Stipulated Termination Charge shall be paid by Lessee within 30 days of the early termination date.

QuickLinks

Exhibit 10.7
  Exhibit 10.6